EXHIBIT 11

PENTAIR, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON
 AND COMMON EQUIVALENT SHARE

                                             Six Months      Quarter Ended
                                              June 30           June 30
                                          1997     1996      1997     1996
INCOME ($ thousands)
Net income                                $39,901  $33,609   $20,484  $17,109
Preferred dividend requirements             2,434    2,548     1,216    1,273
Earnings available to common and common
  equivalent shares - Primary              37,467   31,061    19,268   15,836

Preferred dividends assuming conversion
    of Preferred Stock:
        Series 1988                          454       478       226      238
        Series 1990                        1,980     2,070       990    1,035
Tax benefit on preferred ESOP dividend
 eliminated due to conversion into common   (743)     (683)     (371)    (333)
Tax benefit on ESOP dividend assuming con-
 version to common, at common dividend rate  387       330       193      161
Earnings available for common
 and common equivalent
 shares - Diluted                        $39,545   $33,256   $20,306  $16,937

SHARES (thousands)
Weighted average number
   of shares outstanding
   during the period                      37,896    37,364    37,950   37,471
Shares issuable on exercise
   of stock options less shares
 repurchaseable from proceeds                413       491       421      510
Common and Common Equivalent Shares -
     Primary                              38,309    37,855    38,371   37,981

Shares issuable on conversion of:
   $7.50 Callable Cumulative Convertible
      Preferred Stock, Series 1988          907        956       903      950
   8% Callable Cumulative Voting
      Convertible
      Preferred Stock, Series 1990        3,761      3,911     3,741    3,860
Common and Common Equivalent Shares -
      Diluted                            42,977     42,722    43,015   42,791

Earnings per Share:
  Primary                                  $.98       $.82      $.50     $.42
  Diluted                                  $.92       $.78      $.47     $.40
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